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                                                                   EXHIBIT 99.1

Monday February 4, 8:33 am Eastern Time

Press Release

SOURCE: Cisco Systems, Inc.

Cisco Systems Names New Board Member

SAN JOSE, Calif.--(BUSINESS WIRE)--Feb. 4, 2002--Cisco Systems, Inc. (Nasdaq:CSCO - news) today announced the appointment of Stanford University president, John L. Hennessy, 49, to its board of directors. Hennessy was elected to Cisco's board effective Jan. 28, 2002. The election brings the number of Cisco board members to 12.

Hennessy began his career at Stanford in 1977 as assistant professor of Electrical Engineering and became a full professor in 1986. He was named the Willard and Inez Kerr Bell Endowed Professor of Electrical Engineering and Computer Science in 1987. Prior to becoming president in September 2000, Hennessy was dean of the Engineering School and provost -- the university's chief academic and budget officer.

During a sabbatical leave from Stanford in 1984-85, Hennessy co-founded MIPS Computer Systems (now MIPS Technologies), which specializes in the production of microprocessors based on the RISC architecture.

"John is regarded as a true pioneer for his work in computer architecture and design," said John Morgridge, Chairman of the Board, Cisco Systems. "John's distinguished background in academia, coupled with his experience in transferring technology research to real-world industry innovation, will be a tremendous asset to Cisco's board."

Hennessy has lectured widely and published scholarly papers on a range of topics. In addition, he is the co-author of two seminal textbooks: "Computer Organization and Design: The Hardware/Software Interface" and "Computer
Architecture: A Quantitative Approach."

"Stanford and Cisco share a pioneering spirit that has in many ways defined the history and phenomenal success of Silicon Valley," Hennessy said. "I am indeed pleased about my appointment and look forward to working with a remarkably talented group of colleagues on the board."

In addition to Morgridge, current Cisco board members include: Carol Bartz, chairman and CEO, Autodesk, Inc.; Larry Carter, CFO, Cisco Systems; John Chambers, president and CEO, Cisco; Carly Fiorina, chairman and CEO, Hewlett-Packard Company; James F. Gibbons, professor of electrical engineering and special counsel for industrial relations, Stanford University; James C. Morgan, chairman and CEO, Applied Materials, Inc.; Arun Sarin, CEO, Accel KKR Telecom; Donald Valentine,


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general partner, Sequoia Capital; Steven M. West, COO, nCube Corp.; and Jerry
Yang, co-founder and chief Yahoo!, Yahoo, Inc.

Cisco Systems

Cisco Systems, Inc. (Nasdaq:CSCO - news) is the worldwide leader in networking for the Internet. News and information are available at http://www.cisco.com.

Note to Editors: Cisco, Cisco Systems and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. in the US and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Contact:

     Cisco Systems, Inc.
     Robyn Jenkins, 408/853-9848 (Press)
     rojenkin@cisco.com
     Blair Christie, 408/525-4856 (Investor Relations) blchrist@cisco.com
     Jim Harper, 408/525-8378 (Analyst Relations) jiharper@cisco.com